SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*


                          NEWFIELD EXPLORATION COMPANY
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    651290108
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of __ Pages

                                  SCHEDULE 13G

------------------------                  -------------------------------------
CUSIP No.   651290108                       Page 2 of __ Pages
------------------------                  -------------------------------------
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus Investors, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
-------------------------------------------------------------------------------
                                                                   (b) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
     NUMBER OF           5         SOLE VOTING POWER
     SHARES
-------------------------------------------------------------------------------
     BENEFICIALLY        6         SHARED VOTING POWER
     OWNED BY                      3,934,939
-------------------------------------------------------------------------------
     EACH                7         SOLE DISPOSITIVE POWER
     REPORTING
-------------------------------------------------------------------------------
     PERSON              8         SHARED DISPOSITIVE POWER
     WITH                          3,934,939
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,934,939
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------------                     -------------------------------
CUSIP No.   651290108                            Page 3 of __ Pages
---------------------------                     -------------------------------
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     E.M. Warburg, Pincus & Company, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) / /
-------------------------------------------------------------------------------
                                                                   (b) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
     NUMBER OF           5         SOLE VOTING POWER
     SHARES
-------------------------------------------------------------------------------
     BENEFICIALLY        6         SHARED VOTING POWER
     OWNED BY                      3,934,939
-------------------------------------------------------------------------------
     EACH                7         SOLE DISPOSITIVE POWER
     REPORTING
-------------------------------------------------------------------------------
     PERSON              8         SHARED DISPOSITIVE POWER
     WITH                          3,934,939
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,934,939
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     00
-------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

----------------------------                  ---------------------------------
CUSIP No.   651290108                           Page 4 of ___ Pages
----------------------------                  ---------------------------------
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus & Co.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  / /
-------------------------------------------------------------------------------
                                                                  (b)  /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
     NUMBER OF           5         SOLE VOTING POWER
     SHARES
-------------------------------------------------------------------------------
     BENEFICIALLY        6         SHARED VOTING POWER
     OWNED BY                      4,506,012(1)
-------------------------------------------------------------------------------
     EACH                7         SOLE DISPOSITIVE POWER
     REPORTING
-------------------------------------------------------------------------------
     PERSON              8         SHARED DISPOSITIVE POWER
     WITH                          4,506,012(1)
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,506,012(1)
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.2%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
(1) Warburg, Pincus & Co. may be deemed to beneficially own 571,073 shares included herein that are held by its asset management affiliate.

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

               Newfield Exploration Company

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               363 North Sam Houston Parkway East
               Houston, Texas 77060

Items 2(a),
(b) and (c).   NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               CITIZENSHIP:

               This statement is being filed by (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) E.M. Warburg, Pincus & Company, LLC, a New York limited liability company ("EMW"), whose members are substantially the same as the partners of Warburg, Pincus & Co.; and (c) Warburg, Pincus & Co., a New York general partnership ("WP"). WP, as the sole general partner of WPI, has a 20% interest in the profits of WPI. EMW has entered into a management agreement with WPI for the management of all investments made by it. Lionel I. Pincus is the managing partner of WP and the managing member of EMW and may be deemed to control them. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               651290108

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP:

               (a) 3,934,939(1)
               (b) 9.8%
               (c)  (i)    0
                    (ii)   3,934,939(1)
                    (iii)  0
                    (iv)   3,934,939(1)

--------------------

(1) Does not include 571,073 shares which may be deemed to be beneficially owned by Warburg, Pincus & Co. that are held by its asset management affiliate.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               Not Applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  WARBURG, PINCUS INVESTORS, L.P.

                                  By:   Warburg, Pincus & Co.,
                                        General Partner


                                  By:/S/ STEPHEN DISTLER
                                     ------------------------------
                                         Stephen Distler, Partner


                                  E. M. WARBURG, PINCUS & COMPANY, LLC

                                  By:/S/ STEPHEN DISTLER
                                     -------------------------------
                                         Stephen Distler, Member


                                   WARBURG, PINCUS & CO.

                                   By:/S/ STEPHEN DISTLER
                                      -------------------------------
                                          Stephen Distler, Partner

Dated:  February 2, 1999